UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 16, 2005

PROFESSIONAL VETERINARY PRODUCTS, LTD.
(Exact name of registrant as specified in its charter)

Nebraska	000-26326	37-1119387

(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

10077 South 134th Street,	68138
Omaha, Nebraska
(Address of principal executive	(Zip Code)
offices)
(402) 331-4440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Agreement
Director Compensation
     On December 16, 2005, the Board of Directors (the “Board) of Professional Veterinary Products, Ltd. (the “Company”) adopted a new Board compensation policy, pursuant to which directors are paid $2,000 per day for attendance at the Company’s Mid-Year and Annual Meetings, and any specially-called Board meetings if the director is present in person. Directors also are paid $1,500 per year for their participation in meetings via telephone conference. In addition, directors are reimbursed for their expenses related to attendance of meetings, including travel and lodging, and directors whose travel time exceeds one-half day also receive $1,000 per travel day.
Supplemental Executive Retirement Plan
     The Company’s Supplemental Executive Retirement Plan (the “Plan”) provides benefits to certain highly compensated management employees. On December 16, 2005, the Board approved providing benefits under the Plan to Stephen J. Price, Vice President of Sales and Marketing . In addition to Mr. Price, Dr. Lionel L. Reilly, Chief Executive Officer and President, Neal B. Soderquist, Chief Financial Officer and Vice President, and Cheryl E. Miller, Vice President are eligible to participate in the Plan.
     On December 16, 2005, the Board approved certain amendments to the Plan. Prior to the amendment, the Plan provided a benefit calculated as eighty percent (80%) of the employee’s final average total compensation subject to offsets for social security and Company contributions to the 401(k) plan and profit sharing plan. The Board approved an amendment of providing a benefit equal to (i) thirty-five percent (35%) of final average base salary without any offsets for Mr. Soderquist, Mr. Price, and Mrs. Miller, and (ii) sixty percent (60%) of final average base salary without any offsets for Dr. Reilly.
     The above description is qualified in its entirety by the full text of the amendment to or restatement of the Plan. Such amendment or restatement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended January 31, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
Date: December 22, 2005	By:	/s/ Neal B. Soderquist
Neal B. Soderquist
Chief Financial Officer and Vice President